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Exhibit 99.3

Quarterly Letter

February 12, 2008

        In a time when the breadth and severity of this market crisis is causing some to doubt the staying power of the bond insurance industry, I can say with confidence that FSA is in a unique position of strength and that we are seeing significant opportunities.

Financial results

        We have a lot of good news to share: We achieved record present value (PV) originations of $1.27 billion for the full year 2007, an increase of 40% over that of 2006. Our 2007 operating earnings, which exclude fair-value adjustments for insured derivatives and economic hedges, were $378.0 million for the year, approximately 4.1% higher than for 2006 and an operating return on equity of 14.7%. Non-GAAP adjusted book value (ABV) was $4.5 billion at December 31, 2007, an increase of 18.0% over the past 12 months. We view growth in ABV as the most comprehensive and accurate measure of the successful growth of our enterprise. After modeling for the credit crisis, Fitch, Moody's and S&P recently affirmed our Triple-A ratings with a stable outlook.

        FSA reported a net loss of $65.7 million under U.S. GAAP for the full year 2007, primarily due to unrealized negative fair-value adjustments of $417.7 million for the year in its insured derivative portfolio, which consists mainly of insured credit default swaps (CDS) on pooled corporate risk. We see no material credit deterioration in this highly protected portfolio. (Approximately 96.4% of the total insured CDS portfolio was Triple-A or Super Triple-A, 2.5% was Double-A and 1.1% was Single-A at December 31, 2007.) We have avoided the CDO of ABS and CDO of CDO markets.

        Additionally, due primarily to the negative effects of unrealized fair-value adjustments on available-for-sale assets held in the Financial Products (FP) Investment Portfolio, GAAP equity decreased by $1.1 billion since December 31, 2006.

        As we've repeatedly said, these adjustments are mainly due to liquidity dislocations rather than credit deterioration and are not expected to result in realized loss. Absent any claims under the guaranty, and given our intent to hold these contracts until maturity, decreases or increases to income due to marks will reverse to zero when the contracts mature.

$500 million addition to capital

        Importantly, the market appears to be rewarding us for our long-term commitment to conservative underwriting with opportunities to price our guaranty at a premium to our peers,

and to take advantage of these opportunities our parent Dexia will add $500 million of additional capital to FSA. As our Triple-A ratings were confirmed without consideration of the capital increase, this will put us well ahead of minimum rating agency Triple-A requirements.

        That is not to say that we are not concerned about the damage that recent events have had on the perception of our industry. We will intensify our efforts to communicate about issues in the business and continue to maintain a high level of transparency so that issuers, intermediaries and investors can remain confident in us and our business model.

        At the same time, it is important to note that recent events in the monoline industry do not point to a failure of the business model. When viewed objectively, this is a single product issue and not a systemic failure. The affected monolines are committed to doing everything possible to get back to Triple-A, and we are hopeful that they succeed in raising the capital they need.

U.S. public finance: FSA had a surge in originations in 4Q 2007

        Full-year 2007 estimated U.S. municipal market volume of $429.0 billion was 10% higher than in 2006 and the highest volume on record, and insurance penetration was approximately 47%, compared with 49% in 2006. During the fourth quarter, municipal market volume slowed down, as issuers scaled back borrowing in response to market volatility and wider credit spreads. FSA insured approximately 25% of the par amount of insured new U.S. municipal bond issues sold during 2007.

        In the fourth quarter of 2007, FSA insured a gross par amount of $16.7 billion of U.S. municipal bonds, a decrease of 1.4% from the same period in 2006, but PV premiums originated increased 50.4% to $139.6 million. This was due to our ability to achieve attractive pricing based on the market's growing preference for FSA-insured bonds. Approximately, 91% of bonds insured had an underlying credit quality of Single-A or higher. For the year, U.S. municipal par insured increased 22.6% to $56.9 billion, and PV premiums increased 25.4% to $388.2 million. Evidencing the growing preference for FSA-insured municipal bonds, FSA's insured market share for the month of December was in excess of 50%.

International public finance: record production in 2007

        FSA had its best year ever in the international public infrastructure markets. While gross par insured for the fourth quarter of 2007 was down 26.9% to $2.1 billion and PV premiums declined 31.2% to $67.9 million, full-year par insured increased 32.9% to $12.5 billion, and PV premiums originated increased 27.4% to $404.9 million. Results in this sector tend to be irregular because of the timing of large transactions with long development periods.

        The 2007 business included a significant number of large transactions in diverse sectors, such as transportation, health care and utilities. While FSA was most active in the United Kingdom and Europe, we also insured transactions in North America, Australia, New Zealand, Japan and South Korea. The public infrastructure sector continues to be a significant growth area for us.

U.S. asset-backed finance: a more rational credit and pricing environment

        In the fourth quarter of 2007, FSA's U.S. asset-backed (ABS) production decreased by 34.0% to $7.0 billion in par originated, but PV premiums originated increased by 128.2% to $89.9 million based on widening credit spreads and a preference for FSA-insured executions. We found particularly strong opportunities to insure CDS on pooled corporate risk with primarily Super-Triple-A underlying ratings. We also selectively insured a number of high-quality residential mortgage-backed securities (RMBS). For the year, FSA increased U.S. ABS par originated 41.2% to $40.4 billion and increased PV premiums by 184.2% to $322.3 million. While there is less volume in the RMBS and ABS markets currently, we believe that market volume will begin to increase over the first half and that we should be able to do good quality business at attractive credit and pricing terms.

        Outside the U.S., FSA's asset-backed par insured decreased 31.6% to $2.2 billion for the fourth quarter primarily due to reduced issuance in the collateralized loan obligation market, and PV premiums originated decreased 31.9% to $17.7 million. For the full year, FSA's international par originations were approximately flat at $9.2 billion, while PV premiums originated grew 38.2% to $67.7 million primarily due to spread widening.

        Our ABS and RMBS insured portfolios are generally performing well with the exception of five home equity line of credit transactions, for which we transferred $63.0 million from the non-specific reserve to case reserves in the fourth quarter.

Increasing secondary market activity

        In all of our core markets, we are increasingly being asked to wrap previously insured transactions. In doing so, we rely on our own analysis of the underlying transactions and apply the same underwriting standards as we require in our new issue business.

Financial Products: slower growth year-over-year

        In the financial products (FP) segment, the present value of net interest margin originated (PV NIM originated) decreased 90.7% in the fourth quarter to $3.3 million. Although FP issued $1.5 billion of new guaranteed investment contracts (GICs), it limited new asset acquisitions in order to build excess liquidity in response to volatile market conditions. For the year PV NIM originated declined 27.1%. However, the group contributed $86.1 million to pre-tax operating earnings in the form of net interest margin.

Looking ahead

        I am bullish on the future of FSA and our ability to add value across our markets. I also look forward to participating in a competitive environment that more closely reflects our credit view of the world. As we develop new opportunities in the year ahead, our team will remain fully committed to the rigorous underwriting and pricing discipline that has resulted in building our position thus far. Our first priority continues to be to provide investors in FSA-insured bonds with the highest quality Triple-A guaranty available in the global markets, a goal fully supported by our principal shareholder Dexia.

        I want to close by reiterating something I said earlier in this letter, and that is that we will continue to expand the information that we provide to the market in order to be as transparent as possible to all of our constituencies. We will do that through more frequent message alerts and more comprehensive postings on our website, as well as through in-person presentations. Our investor relations group stands ready to answer your questions and provide access to other experts at FSA. Additionally, I welcome your comments and questions.

Sincerely,

/s/ ROBERT P. COCHRAN

Robert P. Cochran

Please refer to the accompanying earnings release for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders' equity, and PV premiums originated to gross premiums written. This document contains forward-looking statements regarding, among other things, the Company's plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading "Forward-Looking Statements" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.

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  Exhibit 99.3
Quarterly Letter